NEWS RELEASE

FOR IMMEDIATE RELEASE

Synalloy Corporation Announces Strong Second Quarter Results

Spartanburg, South Carolina, July 19, 2007...Synalloy Corporation (Nasdaq:SYNL), a producer of specialty chemicals, pigments, stainless steel pipe, vessels and process equipment, announces for the second quarter of 2007, a 113% increase in net earnings to $3,196,000, or $.50 per share, on a 20% sales increase to $43,941,000. This compares to net earnings of $1,498,000, or $.24 per share on sales of $36,729,000 in 2006’s second quarter. The Company generated a 206% increase in net earnings for the first six months of 2007 of $6,721,000, or $1.06 per share, on a 21% sales increase to $88,339,000, compared to net earnings of $2,196,000, or $.35 per share on sales of $72,892,000 in the first six months of 2006.

Specialty Chemicals Segment

The Specialty Chemicals Segment experienced declines in sales of 7% and 5% and operating income of 33% and 29% in the second quarter and first six months of 2007, respectively, over the same periods last year. The decline in sales and operating income was experienced at all of the Segment’s locations resulting from softening in demand for most of the Segment’s products and the timing of production of certain contract products. The volume decline created negative manufacturing variances that impacted profits throughout the first 6 months.  The new line of fire retardant products did not produce the level of sales expected in the second quarter but management remains confident that the sales will accelerate over the balance of 2007.

Metals Segment

Metals continued it stellar performance with sales increases of 33% and 35% for the second quarter and first 6 months of 2007, respectively, from the same periods a year earlier.  The increases resulted from 73% and 63% increases in average selling prices for the quarter and 6 months, partially offset by 23% and 17% declines in unit volumes, respectively, compared to the same periods last year.  Operating income surged upward 135% to $5,354,000 for the second quarter and 222% to $10,974,000 for the first six months of 2007 compared to the same periods last year.  The Segment has benefited throughout the first 6 months from a change in product mix to larger pipe sizes, higher-priced alloys and a larger proportion of non-commodity products, combined with higher costs of stainless steel, including surcharges, in the first 6 months of 2007 compared to the same period in 2006, causing the significant increase in selling prices realized in the quarter and first 6 months.  The change in product mix is the result of the successful development of business from LNG, biofuels and electric utility scrubber projects.  Most of the products produced for these markets are subject to more stringent specifications including 100% x-ray of the weld seams.  In addition, some of these non-commodity products are made from expensive alloys and are more difficult to produce.  Accordingly, their cost and sales price is much higher than commodity products.  An increase in specialty pipe unit volume was more than offset by lower unit volume of commodity pipe which was impacted by an increase in imports, primarily from China, and a decline in distributor sales resulting from a combination of it reducing inventories and an easing of end use demand.  The change in product mix along with increased efficiencies from new equipment contributed significantly to the increase in operating income realized in the quarter and first 6 months.  Part of the improved profits resulted from the increase in stainless prices including surcharges.  Surcharges are assessed each month by the stainless steel producers to cover the change in their costs of certain raw materials.  The Company, in turn, passes on the surcharge in the sales prices charged to its customers.  Under the Company’s first-in-first-out inventory method, cost of goods sold includes surcharges in effect three or more months prior to the month of sale. Accordingly, if surcharges are in an upward trend, reported profits will benefit.  Conversely, when surcharges go down, profits are reduced.  During the second quarter and first 6 months of 2007, the Segment continued to experience the upward trend in surcharges experienced in the third and fourth quarters of 2006.  As a result, surcharges were significantly higher in the quarter and first 6 months than they were in the same periods of 2006 with an accompanying significant benefit to profits.  Piping systems was the star performer, continuing to experience the favorable impact of its strong backlog as operating income more than tripled in the second quarter and increased significantly in the first 6 months of 2007 from the same periods last year.  Piping systems’ backlog continued to grow, reaching a record level of $62,200,000 at the end of the second quarter of 2007 compared to $22,100,000 at the end of the second quarter of 2006.

Other Items
The increase in unallocated corporate expense in the second quarter and first 6 months of 2007 compared to the same periods last year came primarily from an increase in profit-based incentives for management. The Company completed the relocation of Organic Pigments’ operations from Greensboro, NC to Spartanburg in the first quarter of 2006. A $213,000 loss was recorded for the move in the first quarter of 2006.

Outlook

Demand for many of the Specialty Chemicals Segment’s products improved over the last part of June and into July, indicating an improvement in market conditions and the Segment is beginning to see results from several new products developed earlier this year.  In addition, management is anticipating an increase in orders from a significant contract customer in the third quarter after experiencing lower than normal activity in the first 6 months. The Consumer Product Safety Commission Mattress Flammability Legislation became effective July 1, 2007, and products manufactured after that date must be compliant.  While sales of our fire retardants products have been slower than expected, demand for our products is increasing steadily as manufacturers are beginning to implement the new regulations, many of which are beginning to utilize our products.  Fire retardant products are also being supplied to a producer of unique commercial and residential insulation products that are cotton based.  The Chemicals Segment is now positioned to ramp up production at both of its sites to meet the anticipated demands of these customers over the next two quarters.  All of these factors provide the opportunity for the Segment to improve profits for the remainder of 2007 over the first 6 months.

The significant decline in nickel prices in recent weeks will result in lower stainless steel surcharges in August and September.  This will cause distributors to delay purchases as much as possible to get the lower prices.  The volatility of nickel prices makes it impossible to know the level of surcharges beyond September.  These factors add uncertainty to the performance of commodity pipe during the third quarter of 2007.  However, we believe their impact on profitability will be mitigated because of the significant growth in project business, larger diameter and higher-priced alloy pipe business, most of which are subject to fixed pricing.  Piping systems’ record backlog, of which management expects about 80% to be completed over the next 12 months, should continue to provide a much higher level of sales and profits for piping systems over the balance of 2007 compared to the same period last year.  Management’s optimism about the piping systems business is further enhanced due to the large dollar amount of projects we expect to bid during the balance of 2007.  With over 85% of the backlog coming from energy and wastewater treatment projects, management is confident that it has positioned the Metals Segment to benefit from the long term growth of these areas.

For more information about Synalloy Corporation, please visit our web site at www.synalloy.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release includes and incorporates by reference "forward-looking statements" within the meaning of the securities laws. All statements that are not historical facts are "forward-looking statements." The words "estimate," "project," "intend," "expect," "believe," "anticipate," "plan" and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions, the impact of competitive products and pricing, product demand and acceptance risks, raw material and other increased costs, customer delays or difficulties in the production of products, unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk, inability to comply with covenants and ratios required by our debt financing arrangements and other risks detailed from time-to-time in Synalloy's Securities and Exchange Commission filings. Synalloy Corporation assumes no obligation to update the information included in this press release.
Contact:  Cheryl Carter at (864) 596-1536 or Greg Bowie at (864) 596-1535

SYNALLOY CORPORATION COMPARATIVE ANALYSIS

	THREE MONTHS ENDED		SIX MONTHS ENDED
	Jun 30, 2007	Jul 1, 2006	Jun 30, 2007	Jul 1, 2006

Net sales
Specialty Chemicals Segment	$11,619,000	$12,545,000	$24,063,000	$25,433,000
Metals Segment	32,322,000	24,184,000	64,276,000	47,459,000
	$43,941,000	$36,729,000	$88,339,000	$72,892,000
Operating income
Specialty Chemicals Segment	527,000	787,000	1,134,000	1,588,000
Metals Segment	5,354,000	2,292,000	10,974,000	3,412,000
	5,881,000	3,079,000	12,108,000	5,000,000
Unallocated expenses
Corporate	709,000	527,000	1,461,000	988,000
Plant relocation costs	-	-	-	213,000
Interest and debt expense	262,000	200,000	471,000	347,000
Other (income) expense	(1,000)	-	(2,000)	(1,000)

Income before income taxes	4,911,000	2,352,000	10,178,000	3,453,000

Provision for income taxes	1,715,000	854,000	3,457,000	1,257,000

Net income	$3,196,000	$1,498,000	$6,721,000	$2,196,000

Net income
Per basic common share	$.51	$.24	$1.09	$.36

Per diluted common share	$.50	$.24	$1.06	$.35

Average shares outstanding
Basic	6,210,877	6,122,679	6,186,793	6,115,834
Diluted	6,345,098	6,235,399	6,311,498	6,227,687

Backlog-Piping Systems & Process Equipment			$62,200,000	$22,100,000

Balance Sheet	Jun 30, 2007	Dec 30, 2006
Assets
Cash and sundry current assets	$2,602,000	$2,122,000
Accounts receivable, net	22,375,000	22,429,000
Inventories	45,557,000	41,545,000
Total current assets	70,534,000	66,096,000
Property, plant and equipment, net	19,788,000	18,952,000
Other assets	4,302,000	4,309,000
Total assets	$94,624,000	$89,357,000

Liabilities and shareholders' equity
Current portion of long-term debt	$467,000	$467,000
Accounts payable	14,338,000	11,776,000
Accrued expenses	6,079,000	7,469,000
Total current liabilities	20,884,000	19,712,000
Long-term debt	15,870,000	17,731,000
Other long-term liabilities	3,338,000	4,787,000
Shareholders' equity	54,532,000	47,127,000
Total liabilities & shareholders' equity	$94,624,000	$89,357,000